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                                                                   Exhibit 10.28

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 27th day of November, 2002 (the "Effective Date"), by and between SEATTLE GENETICS, INC., a Delaware corporation ("Company"), and H. PERRY FELL ("Executive").

                                    RECITALS:

     A. The Company and Executive previously entered into an Executive Employment Agreement dated as of October 25, 2001.

     B. Effective as of the Effective Date, Executive is resigning as the Company's Chief Executive Officer, but the Company desires that Executive continue his services as Chairman of the Board and Chief Strategy Officer of the Company, having been duly appointed to such positions by the Board of Directors of the Company.

     C. Executive desires to continue in such engagement.

     D. This Agreement contains other provisions applicable to the continued employment of Executive by the Company as Chairman of the Board and Chief Strategy Officer.

     In consideration of the above Recitals and the provisions of this Agreement, the Company and Executive agree as follows:

I. DUTIES

     1.1 Title and Responsibilities. As of the Effective Date, Executive hereby resigns as Chief Executive Officer of the Company. Executive and the Company agree that Executive shall continue to serve as Chairman of the Board and Chief Strategy Officer of the Company. Executive's responsibilities and duties shall include those inherent in Executive's position with the Company and shall further include such other managerial responsibilities and executive duties consistent with such position as may be assigned to him from time to time by the Board of Directors of the Company. Executive shall devote his best efforts and full business time to the business and interests of the Company. During the term of his employment with the Company, Executive may serve on the board of directors of other companies, manage personal investments, and engage in civic and charitable activities, provided that such activities shall not represent a conflict of interest with the Company and do not materially detract from fulfilling Executive's responsibilities and duties to the Company.

     1.2 Board of Directors. The Board of Directors of the Company shall take whatever steps are necessary to continue to nominate Executive for election to the Board of Directors of the Company in every election of Executive's class of directors presented to stockholders following execution of this Agreement.

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II.  COMPENSATION

     2.1 Base Salary. Executive shall continue to be paid a base salary ("Base Salary") by the Company during the term of Executive's employment with the Company at his current rate. Executive's Base Salary shall be reviewed annually by the Board of Directors and evaluated based on performance and salary levels of other executives of comparable position within the industry and geographic location of the Company. Based upon such evaluation and review, Executive's Base Salary may be increased from time to time as determined by the Board of Directors of the Company in its sole discretion.

     2.2 Bonus. In addition to Base Salary, Executive may receive an annual bonus ("Bonus") based upon performance criteria and financial and operational results of the Company as determined by the Board of Directors of the Company.

     2.3 Stock Options. Executive may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant and pursuant to the existing stock plans of the Company.

     2.4 Other Benefits.

          (i) Executive shall be entitled to such employee benefits generally available to the full-time salaried employees of the Company, including without limitation, health insurance, paid vacation of not less than four (4) weeks per year, retirement plans and other similar benefits.

          (ii) The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with his duties on behalf of the Company, subject to the reasonable approval of the Company. Executive shall only be entitled to reimbursement to the extent that Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not be limited to, providing satisfactory evidence of such expenditures.

III.  TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

     3.1 Termination of Employment.

          (a) Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

                (i) The Company's determination in good faith that it is terminating Executive for Cause (as defined in Section 3.3 below) ("Termination for Cause");

                (ii) The Company's determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");

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                (iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company ("Voluntary Termination"); or

                (iv) Following Executive's death.

     3.2 Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 3.2:

          (a) Voluntary Termination, Termination Without Cause and Termination by Reason of Death. If Executive's employment is terminated either (i) under
Section 3.1(a)(iii) (Voluntary Termination), (ii) under Section 3.1(a)(ii) (Termination Without Cause) or (iii) under Section 3.1(a)(iv) as a result of Executive's death, Executive or Executive's estate or representative will be entitled to receive payment of severance benefits equal to Executive's regular monthly salary for twelve (12) months (the "Severance Period"). Such payments shall be made, at Employee's or Employee's estate's or representative's option, in a lump sum within thirty (30) days after the effective date of termination or ratably over the Severance Period according to the Company's standard payroll schedule. Executive or Executive's estate or representative will also be entitled to receive payment on the date of termination of any bonus which has been earned under Section 2.2, but not yet paid, and the pro rata portion of any bonus based on achievement of the specific corporate and individual performance targets established for the fiscal year in which the termination occurs. Health insurance benefits with the same coverage provided to Executive prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Severance Period. In addition, the vesting of any unvested stock options or shares of restricted stock held by Executive as of the date of Executive's termination of employment shall accelerate such that the options or restricted securities shall become vested as to an additional twelve (12) months of vesting.

          (b) Termination for Cause. If Executive's employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive's termination of employment and Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

     3.3 Definition of Cause. For purposes of this Agreement, "Cause" for Executive's termination will exist at any time after the happening of one or more of the following events:

          (a) An action or omission of the Executive which constitutes a willful and intentional material breach of this Agreement or the Confidentiality Agreement (defined below), including without limitation, Executive's theft or other misappropriation of the Company's proprietary information;

          (b) Executive's commitment of fraud, embezzlement, misappropriation of funds or breach of trust in connection with his employment; or

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          (c)   Executive's conviction of any crime which involves dishonesty or a breach of trust, or gross negligence in connection with the performance of the Executive's duties.

IV.  CHANGE OF CONTROL

     4.1 Accelerated Vesting. In the event of a Change of Control (as defined below), the vesting of all of Executive's stock options or shares of restricted stock then held by Executive at the time of such Change in Control shall be accelerated completely so that one hundred percent (100%) of the shares of Common Stock covered by the stock options or shares of restricted stock are fully vested and exercisable.

          For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger"), so long as in either case the Company's stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

V.   RESTRICTIVE COVENANTS

     5.1 Confidentiality Agreement. Executive shall sign, or has signed the Company's form of Proprietary Information and Inventions Agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit A. Executive hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive's employment relationship with the Company, including the noncompetition provisions of the Confidentiality Agreement in Sections 11 and 12 thereof.

VI.  OTHER PROVISIONS

     6.1 Limitation on Stock Option Acceleration Benefits. In the event that any stock option acceleration benefits provided for in this Agreement to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 6.1, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's acceleration benefits under Section 3.2(b) shall be payable either:

          (a)   in full, or

          (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on

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an after-tax basis, of the greatest amount of benefits under Section 3.2(b)
notwithstanding that all or some portion of such benefits may be taxable under
Section 4999 of the Code. Unless the Company or Executive otherwise agree in writing, any determination required under this Section 6.1 shall be made in writing by independent public accountants appointed by Employee and reasonably acceptable to the Company (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.1. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this
Section 6.1.

     6.2 Indemnification. The Company hereby agrees to indemnify and hold the Executive harmless, to the fullest extent permitted by law and as set forth in the Amended and Restated Certificate of Incorporation of the Company, from and against any expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to which the Executive is made, or threatened to be made, a party by reason of the fact the Executive is or was a director or officer of the Company.

     6.3 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to Executive's employment by the Company and compensation payable to Executive by the Company and supersedes all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Chairman of the Board of the Company pursuant to authorization by the Board of Directors.

     6.4 Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (ii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 6.4:

If to the Company:       Seattle Genetics, Inc.
                         21823 30th Dr. SE
                         Bothell, WA  98021
                         Attn:  Chief Executive Officer

with a copy to:          General Counsel

If to Executive:         H. Perry Fell
                         c/o Seattle Genetics, Inc.
                         21823 30th Dr. SE
                         Bothell, WA  98021

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     6.5  Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

     6.6 Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided, however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

     6.7 Term. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

     6.8 Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington.

     6.9 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

     6.10 Legal Fees. In the event either party breaches this Agreement, the nonbreaching party shall be en entitled to recover from the breaching party any and all damages, costs and expenses, including without limitation, attorneys' fees and court costs, incurred by the nonbreaching party as a result of the breach.

     6.11 Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  SEATTLE GENETICS, INC.

                                  By: /s/ Clay B. Siegall
                                      ------------------------------------------

                                  Name: Clay B. Siegall, Ph.D.

                                  Title: President & Chief Executive Officer

                                  EXECUTIVE

                                  /s/ H. Perry Fell
                                  ----------------------------------------------
                                  H. PERRY FELL

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